Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	April 28, 2010
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION TO PRESENT AT RBC CAPITAL MARKETS
FINANCIAL INSTITUTIONS CONFERENCE ON MAY 3, 2010
     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) will present at the RBC Capital Markets Financial Institutions Conference to be held in Boston on May 3 — May 4, 2010. Wintrust management will participate in a panel discussion titled “Playing Offensive: The Acquisition and Organic Growth Opportunity” that is scheduled to begin at 8:30 AM, Eastern Time, on May 3, 2010. This event will be available via an audio only webcast and will be archived for 30 days after the conference.
     Investors may access the webcast of the presentation at the Company’s website at http://www.wintrust.com during the conference and for 30 days following the conference. The webcast may be accessed by clicking on the “Presentations” link located on the “Presentations and Conference Calls” page on the Company’s website. Investors may also access the webcast of the presentation at http://www.wsw.com/webcast/rbc117/rbc_panel1/.
     Listeners should go to the either of the websites at least fifteen minutes before the presentation to download and install any necessary audio software. Access to the webcast is free.
     Wintrust is a financial holding company with assets of approximately $13 billion whose common stock is traded on the Nasdaq Stock Market. Wintrust operates fifteen community banks that provide a full complement of commercial and consumer loan and deposit products and services through over 80 banking facilities in the Chicago and Milwaukee metropolitan areas. Wintrust also provides brokerage, trust and investment services to customers primarily in the Midwest, as well as customers of the banks, and provides services in mortgage banking, insurance premium financing and several specialty-lending niches.
#     #     #